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Exhibit 3.6

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
AVANTI USA (SPECIALTY CHEMICALS) INC.

        Avanti USA (Specialty Chemicals) Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies as follows:

        FIRST.    The amendment of the Certificate of Incorporation of the Corporation set forth below was approved by the sole Director of the Corporation and was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware:

    "Paragraph one of the Certificate of Incorporation of the Corporation is hereby amended to read as follows '1. The name of the corporation is Vantico, Inc."'

        SECOND.    In lieu of a vote of stockholders, written consent approving the foregoing amendment has been given by the holder of all of the outstanding stock entitled to vote thereon in accordance with Section 228 of the General Corporation Law of the State of Delaware and such amendment has been duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Edward Bozzi, the Chairman of its Board of Directors, and attested by Robert Rotolo, its Secretary, on this 18 day of May, 2000.

Avanti USA (Specialty Chemicals) Inc.
/s/ EDWARD BOZZI
By:	Edward Bozzi
Title:	Chairman, Board of Directors

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CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF AVANTI USA (SPECIALTY CHEMICALS) INC.